EXHIBIT 99.1

Texas Community Bancshares, Inc. Authorizes New Stock Repurchase Program
MINEOLA, Texas; December 16, 2025 - Texas Community Bancshares, Inc. (the “Company”) (NASDAQ: “TCBS”), the holding company of Broadstreet Bank, SSB, announced today that its Board of Directors has approved a new stock repurchase program that authorizes the Company to repurchase up to 144,364 shares, which equals approximately 5% of its outstanding common stock as of December 16, 2025. The Company also announced that as of December 16, 2025, it had completed the repurchase of 153,083 shares of its common stock authorized under the prior share repurchase program previously disclosed.
The Company intends to conduct any repurchases through open market purchases, including by means of a trading plan adopted under SEC Rule 10b5-1, or in privately negotiated transactions, subject to market conditions and other factors. There is no guarantee as to the exact number of shares that the Company may repurchase. Throughout the execution of this program, the Company is committed to retaining the financial flexibility it needs to invest in its core operations. The stock repurchase program may be suspended or discontinued at any time.

About Texas Community Bancshares, Inc. and Broadstreet Bank, SSB
Texas Community Bancshares is the holding company for Broadstreet Bank, SSB, a Texas-chartered savings bank that operates seven locations in northeast Texas.  Established in 1934, Broadstreet Bank opened as a Savings and Loan Association with $4,057 in assets and has since grown into a community bank with $438 million in assets. The Bank leverages over ninety years of proven strength in creating financial opportunities for the communities it serves by offering full-service personal and business banking to consumers along with residential and commercial real estate lending. For more information on the Bank, or to view investor relations for the Company, visit www.broadstreet.bank.